Exhibit 6.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this "Agreement") is effective as of May 1,2018 (the "Effective Date") between NeoVolta Inc., a Nevada corporation, with its principal place of business located at 7660-H Fay Avenue #359, La Jolla, CA 92037, and any and all of its successors, assigns, affiliates, and subsidiaries, (the "Company") and Canmore International Incorporated, a Wyoming corporation with its principle place of business located at 1621 Central Avenue, Cheyenne Wyoming 82001 (the "Contractor").

1.

Independent Contractor. Subject to the terms and conditions of this Agreement, including Addendum A hereof, the Company hereby engages the Contractor as an independent contractor to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2.

Services and Duties. The Contractor will perform the duties enumerated in Addendum A to this Agreement. The services and duties will be performed by Brent Willson ("Willson") on behalf of the Contractor. The Contractor will meet the milestones provided in Addendum A. Willson will report directly to the Board of Directors/Shareholders in connection with the performance of his duties under this Agreement.

3.

Term. The term or this Agreement shall commence upon the Effective Date and, unless otherwise, terminated in accordance with the terms hereof, continue in full force and effect for two (2) years and shall thereafter continue for additional one (1) year periods unless the Company gives Contractor not less than one (1) month prior written notice of non-renewal (the "Term").

4.

Compensation. The following shall serve as compensation to the Contractor, for all duties, services and positions:

a.

Cash. Company agrees to pay to Contractor for his services hereunder (whether solely as an independent contractor or as an independent contractor and officer, Twelve Thousand Five Hundred Dollars ($12,500) per month, paid in advance by the 5th of each month.

b.

Common Shares. Company agrees to issue to Contractor One Million Five Hundred Thousand (1,500,000) common shares of the Company (the "Shares"), issued in book entry form in advance, which Shares shall have certificates issued thereafter and which Shares may be subject to certain restrictions, some of which are contained herein, and some of which shall be set forth in the documents annexed thereto at the time of the issuance. Contractor shall be entitled to any bonus shares provided in the bonus milestones provide in Addendum A.

a.

Lock-Up. The Consultant hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the date hereof and ending 18 months after the date of the closing of the Company's U.S. initial public offering (the "Lock-Up Period"), (I) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares; (3) make any demand for or exercise any right with respect to the registration of any Shares; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Shares. After the Lock-Up Period is over, for a period of 24 months thereafter, the Consultant agrees not to sell on any trading day greater than 5% of the current day's trading volume.

b.

Buy-Back Right. In the event that Consultant fails meet the Milestones in accordance with Addendum A, the Company shall have the right to purchase from Consultant such Shares set forth in each unmet Milestone, at a purchase price of $.01 per Share. In the event that Willson quits or is terminated for cause, the Company shall have the right to purchase from Consultant all Shares provided herein, at a purchase price of $.01 per Share.

INDEPENDENT CONTRACTOR AGREEMENT

5.

Expenses. During the Term, the Contractor shall bill the Company and the Company shall reimburse the Contractor for certain pre-approved and necessary out-of-pocket expenses which are incurred in connection with the performance of the Services hereunder. Notwithstanding the foregoing, (a) costs for the time spent by Consultant in traveling to and from Company facilities and events, and (b) expenses related to general, administrative or other overhead expenses, shall not be reimbursable unless otherwise agreed to in writing by Company.

6.

Written Reports. The Company may request that project plans, progress reports and a final results report be provided by Contractor on a monthly or other periodic basis that Company may request in writing. A final results report may be due, at Company's request, at the conclusion of the Agreement and shall be submitted to the Company in a confidential written report at such time. The plans, progress reports, and results reports shall be in such form and setting forth such information and data as is reasonably requested by the Company.

7.

Inventions. Any and all inventions, discoveries, developments and innovations conceived by the Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Contractor hereby assigns all right, title, and interest in the same to the Company. Any and all inventions, discoveries, developments and innovations conceived by the Contractor prior to the Term and utilized by him in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without the Contractor's prior written approval by the Company to a parent, affiliate, successor, or wholly-owned subsidiary of Company.

8.

Confidentiality. The Contractor acknowledges that during the Term they will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company's business and product processes, methods, customer lists, accounts and procedures. The Contractor agrees that they will not disclose any of the aforesaid, directly or indirectly, or use any of the information in any manner, either during the Term or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into their possess ion, shall remain the exclusive property of the Company. The Contractor shall not retain any copies of the foregoing without the Company's prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Contractor shall immediately deliver to the Company all such fil es, records, documents, specifications, information, and other items in their possession or under their control.

9.

Conflicts of Interest. The Contractor represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Contractor and any third party. Further, the Contractor, in rendering his Services shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest or is not otherwise authorized to use.

10.

Non-Competition/Non-Solicitation

For purposes under this Section:

"BUSINESS ENTERPRISE" means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) that derives or has stated its intent to derive a majority (fifty percent (50%) or more) of its revenues from the solar energy industry, but not including Solar Tech Energy Systems, Inc.

"NON-COMPETE CONDITIONS" will be deemed to be met only if(l) Contractor is terminated by the Company for Cause, and the Company is not in breach of any of its obligations under the Agreement, or (2) if contractor terminates the agreement without cause.

INDEPENDENT CONTRACTOR AGREEMENT

"NON-COMPETE TERM" means the period during the Term of this Agreement and, if the Non-Compete Conditions are satisfied, such Non-Compete Term shall be extended through the date ending one year following the date of termination.

Contractor acknowledges and agrees that as a Contractor and representative of the Company, Contractor will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Contractor acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Contractor and these persons or entities. Contractor also acknowledges that this creates a high risk and opportunity for Contractor to misappropriate these relationships and the goodwill existing between the Company and such persons. Contractor acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

Contractor acknowledges and agrees that, in exchange for his services under this Agreement, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the Term of this Agreement. Therefore, during the Non-Compete Term, Contractor will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise, as defined herein, without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Contractor from holding up to 5% of the voting power or equity of one or more public companies.

During the Non-Compete Term, Contractor will not, either directly or indirectly, call on, solicit or induce any other executive, officer, employee, or independent contractor of the Company or its affiliates with whom Contractor had contact, knowledge of, or association with in the course of this Agreement with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting or hiring any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

11.

Right to Injunction. The parties hereto acknowledge that the Services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12.

Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity. In the event of the sale of the Company or substantially all of its assets, the purchaser thereof shall assume the Company's obligations under this Agreement.

13.

Termination. The Company may terminate this Agreement for Cause, by giving 30 days' written notice to the Contractor., Cause, as applied herein, shall apply if the Contractor (i) is convicted of any crime or offense, (ii) fails or refuses to comply with the written policies or reasonable directive of the Company after being provided written notice and 30 days' opportunity to cure such noncompliance, ( iii) is guilty of serious misconduct in connection with performance hereunder, or (iv) materially breaches provisions of this Agreement. Contractor may terminate the contract at any time, without cause, by giving 30 days written notice to the Company. The Company and Contractor may terminate the contract at any time, effective immediately, by mutual assent of the Company and Contractor.

INDEPENDENT CONTRACTOR AGREEMENT

14.

Independent Contractor. This Agreement shall not render the Contractor an employee, partner, agent of, or joint venturer with the Company for any purpose. The Contractor is and will remain an independent contractor in their relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Contractor's compensation hereunder. The Contractor shall have no cl aim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Further, during the period that Contractor serves on the Board of Directors and/or as Acting President/CEO, Contractor shall continue to be deemed an independent contractor of the Company.

15.

Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

16.

Choice of Law. The laws of the state of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto and any disputes under this agreement are subjected to the exclusive jurisdiction of the courts of the Southern District of the State of California or the state courts located in San Diego County, CA.

17.

Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope of applicably of this agreement to arbitration, shall be determined by arbitration in San Diego, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS Streamlined Arbitration Rules and Procedures. Judgement on the award may be entered in any court having jurisdiction. This clause does not preclude the parties form seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

18.

Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

19.

Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

20.

Assignment. The Contractor shall not assign any of their rights under this Agreement or delegate the performance of any of their Services hereunder, without the prior written consent of the Company.

21.

Notices. All notices hereunder shall be in writing and shall be sent by registered mail or certified mail, return receipt requested, postage prepaid and with receipt acknowledged, or by hand (to an officer if the party to be served is a corporation), or by facsimile or bye-mail, all charges prepaid, at the respective addresses set forth below. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided herein. The date of making of personal service or of mailing or transmission via facsimile, or transmission via e-mail, whichever shall be first, shall be deemed the date of service, except that notice of change of address shall be effective only form the date of its receipt.

22.

Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

23.

Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

24.

Unenforceability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

INDEPENDENT CONTRACTOR AGREEMENT

25.

Indemnification. Contractor hereby indemnifies Company and holds Company harm less against any damages, liability, costs, expenses and fees (including reasonable attorney's fees and court costs) incurred as a result of or in connection with any claim or proceeding against Company arising out of any breach by Contractor of any warranty, representation or covenant contained in Section 26 herein. Contractor agrees to pay Company on demand any amounts for which Contractor may be responsible under the foregoing indemnity.

26.

Representations and Warranties By Contractor. The Contractor represents and warrants to the Company that, as of the date of this Agreement:

a.

Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations in this Agreement.

b.

Consultant's entering into this Agreement with the Company and their performance of all of their obligations do not and will not conflict with or result in any breach or default under any other agreement to which they are subject.

c.

Consultant has the required skill, experience and qualifications to perform Services in connection with this Agreement, they shall perform the services in connection with this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and they shall devote resources as outlined in Addendum A and use best efforts to ensure that the Services in connection with this Agreement are performed in a timely and reliable manner.

d.

The Company, upon full compliance with its obligations hereunder, including payment and other compensation obligations, will receive good and valid title to the products resulting from this Agreement, if any, free and clear of all encumbrances and liens of any kind.

e.

If applicable, the periodic design documents and reports shall be the Consultant's original work (except for material in the public domain or provided by the Company) and, to the best of their knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

f.

Consultant fully understands that the Company has a limited net worth.

g.

Consultant acknowledges receipt of such information as they deem necessary or appropriate as a prudent and knowledgeable investor in evaluating the Shares issued as compensation.

h.

Consultant understands that there exist inherent risks in accepting the Shares as compensation, which risks include, but are not limited to, the lack of liquidity of the Shares, and the Company's lack of history. Consultant agrees to accept all risks associated with accepting the Shares as compensation.

i.

Consultant understands that the Company's business is, by its nature, speculative; that Consultant is aware that the financial resources of the Company are extremely limited and that it is very likely that the Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Consultant is familiar with the high degree of risk that is involved in the Company's business, and that Consultant is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

INDEPENDENT CONTRACTOR AGREEMENT

j.

Consultant understands that the Shares have not been registered for sale under federal or state securities laws and that said securities are being issued to Consultant pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public. Consultant understands that in order to satisfy such requirement they must be acquiring the Shares with no view to making a public distribution of said securities and the representations and warranties contained in this Section are given with the intention that the Company may rely thereon for purposes of claiming such exemption; and that they understand that they must bear the economic risk of their investment in the securities for a substantial period of time, because the securities have not been registered under the federal or state securities laws, and cannot be sold unless subsequently registered under such laws, or unless an exemption from such registration is available.

k.

Consultant represents that they are acquiring the securities for their own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Consultant agrees that the Warrants and Shares will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Consultant unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Company an opinion of counsel for Consultant reasonably satisfactory to the Company that such registration is not required. Consultant further agrees that the securities will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for the Company, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation.

27.

Acknowledgement of Binding Agreement. Contractor and Company acknowledge that this is a binding legal agreement and that Contractor and Company have read each page of this Agreement prior to its execution and that Contractor and Company fully understand its meaning and effect. Contractor and Company acknowledge and agree that Contractor and Company have had the opportunity to have this Agreement reviewed by counselor has expressly elected to forego such review, and that by signing this Agreement, Contractor and Company intend to be legally bound by all its terms.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties agree that email/facsimile signatures shall be effective.

For NeoVolta Inc.	For Contractor: Brent Willson

By: /s/ Steve Bond	By: /s/ Brent Willson
Name: Steve Bond
Title: CFO

INDEPENDENT CONTRACTOR AGREEMENT

Addendum A: Description of Services

Position: Independent Contractor. Duties and services to be provided by Brent Willson ("Willson"). Willson shall serve as Executive Chairman of the Board of Directors ("Chairman") and Acting President/CEO ("CEO").

Purpose:

(A)

NeoVolta needs to develop effective corporate governance. As Chairman, Contractor will provide leadership to the Board to ensure it functions effectively as the central governance body of the Company, eventually reaching standards consistent with the NASDAQ and/or NYSE.

(B)

Additionally, NeoVolta is currently in need of the services of an experienced CEO but doesn't have the funding and stability yet to attract the right candidate. Contractor will fill these needs until NeoVolta is financially and operationally capable to attract an appropriate executive (or executives) to assume those roles.

Chairman and CEO Milestones:

Milestone 1	Design, Engineer, and submit for certification a residential Phase I Energy Storage System (ESS)	500,000 Shares

Milestone 2	Upon certification, ramp up ESS production to a minimum of 1200 units annually	750,000 Shares

Milestone 3	Increase production of ESS to meet sales needs and design, engineer, and gain certification of Phase 2 ESS	250,000 Shares

Responsibilities:

(A)

The principal role of Willson is to manage and to provide leadership to the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company.

1)

to act as a liaison between management, the Board and the shareholders;

2)

to guide senior management in the development and completion of written reporting deliverables to the Board that meet or exceed the standards of the employment contracts signed by management

a.

hold senior management accountable for the regular completion of this reporting

3)

to serve as the Board's central point of official communication with shareholders and with management. To develop a positive, collaborative relationship with the company officers, including the CFO;

4)

to keep abreast generally of the activities of the Company and its management;

5)

to be responsible for evaluating the present governance structures of the company and working with the CFO to develop governance structures that clearly define the powers of shareholders, the Board, and executive officers;

6)

to provide ongoing guidance to management and the Board in matters of governance;

7)

to be responsible for, with the aid of Company resources, the recruitment of independent directors for the Board, having determined an optimum number and balance of internal and independent directors;

8)

to be responsible for developing both the Board of the Company and the overall corporate governance of the company to meet or exceed all NASDAQ or NYSE standards, depending on that exchange the company seeks to join;

9)

to ensure that the Directors are properly informed, and that sufficient information is provided to enable the Directors to form appropriate judgments;

INDEPENDENT CONTRACTOR AGREEMENT

10)

to develop and set the agendas for meetings of the Board;

11)

to act as Chair at meetings of the Board, including facilitating full and candid Board discussions and assisting the Board in achieving a consensus;

12)

to recommend an annual schedule of the dates, times and locations of Board and Committee meetings;

13)

to review and sign minutes of Board meetings;

14)

to sit on other Committees of the Board where appropriate as determined by the Board;

15)

to call special meetings of the Board where appropriate;

16)

to determine the date, time, and location of the annual meeting of shareholders and to develop the agenda for the meeting in partnership with the CEO;

17)

to act as Chair at meetings of shareholders;

18)

to recommend to the Board, after consultation with the Directors, management and the Governance and Nominating Committee, the appointment of members of the Committees of the Board;

19)

to develop a standardized way to assess and make recommendations to the Board annually regarding the effectiveness of the Board as a whole, the Committees of the Board and individual Directors; and

20)

to ensure that regularly, upon completion of the ordinary business of a meeting of the Board, the Directors hold discussions without management present.

(B)

The responsibilities of the Acting CEO include the following:

1)

to formulate the Company's strategy for capital raising to meet its needs and carry out that strategy on an ongoing basis; and to use his best efforts to implement an effective solution for the company's pending capitalization deficit in the first 120 days of this contract

2)

to run the day to day operations of the Company;

3)

mentor and educate the CFO on relevant finance strategies and structures, as well as transactional strategies and structures;

4)

to solicit and analyze proposals for Directors & Officers Liability insurance, using his best efforts to secure a policy for the company within 90 days;

5)

to identify and recruit candidates for the full-time position officer positions once the Company is financially capable of effecting such hires;

6)

to act as the Company's primary liaison to the financial community;

7)

to assist the Company in the completion of the Company's S-1, including approval of any revisions or amendments as may be required to both receive SEC approval and effectiveness;

8)

to interface, as needed, with the Company's outside accountants and counsel to achieve any and all of the foregoing.

Bonus Milestone:

Bonus Milestone 1	Fifty (50) NV14 products produced by end of 2018	100,000 Shares

Bonus Milestone 2	One-Thousand-Two-Hundred (1 ,200) NV14 products produced in 2019	500,000 Shares

Miscellaneous Terms:

All compensation will be on a 1099 basis, rather than W-2. Contractor will be an Affiliate of NeoVolta, Inc., subject to the same insider restrictions as management. As Contractor, will not be a W-2 employee, no vacation payor contractual bonuses will apply.